                                                                   EXHIBIT 11.2

                      CENDANT CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                FOR THE THREE MONTHS ENDED MARCH 31,
                                             -----------------------------------------
                                                    1997                  1996
                                             -------------------   -------------------
                                                          FULLY                 FULLY
                                              PRIMARY    DILUTED    PRIMARY    DILUTED
                                             --------   --------   --------   --------
Net income                                   $165,868   $165,868   $ 95,974   $ 95,974
Convertible debt interest and amortization
   of deferred loan costs, net of tax           3,355      3,596      1,122      1,591
                                             --------   --------   --------   --------
Net income, as adjusted                      $169,223   $169,464   $ 97,096   $ 97,565
                                             ========   ========   ========   ========


Weighted average common shares outstanding    799,404    799,404    705,401    705,401
Incremental shares for outstanding
   stock options and warrants                  37,288     37,287     43,672     46,484
Convertible debt                               34,796     37,882     19,845     26,394
                                             --------   --------   --------   --------
Weighted average common and common
   equivalent shares outstanding              871,488    874,573    768,918    778,279
                                             ========   ========   ========   ========

Net income per share                         $   0.19   $   0.19   $   0.13   $   0.13
                                             ========   ========   ========   ========
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